Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS DECEMBER SALES RESULTS

Company Revises Guidance

New York, New York — January 5, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 490 stores, announced that total net sales for the five-week period ended January 1, 2005 decreased 2.5% to $152.4 million, compared to $156.3 million in the prior year period.  Comparable store sales decreased 5.5% for the five-week period, compared to a comparable store sales increase of 7.0% in the prior year period.

Total net sales for the 48-week year-to-date period ended January 1, 2005 increased 8.4% to $981.7 million, compared to $905.6 million in the prior year period.  Comparable store sales for the 48-week year-to-date period rose 7.5%, compared to a 5.0% increase in the prior year.

Richard P. Crystal, Chairman and CEO stated: “While December sales were disappointing, we are encouraged that our disciplined inventory management and expense controls are expected to result in a slight increase in adjusted net income for the fourth quarter of 2004, as compared to the fourth quarter of 2003.  Also, the strong performance of our key initiatives for future growth, i.e. new stores and accessory side by side units, continues to reinforce our strategic direction for the future.

We continue to be committed to focus on delivering maximum profit and cash flow consistent with our objective to increase stockholder value.”

Revised Outlook

The Company noted that it is revising its outlook for net sales and net income available to common stockholders for the fourth quarter of 2004, fiscal 2004 and fiscal 2005.  The Company currently expects net sales for the fourth quarter in the range of $300 million to $302 million, compared to its previous guidance range of $319 million to $327 million and versus actual fourth quarter fiscal 2003 net sales of $301.9 million.  Net income available to common stockholders is estimated to increase from $13.3 million in the fourth quarter of fiscal 2003 to a range of $16.8 million to $17.9 million in the fourth quarter of fiscal 2004.  This compares to the previous guidance range of $23.8 million to $26.0 million.  Diluted earnings per share for the fourth quarter is currently estimated in the range of $0.30 to $0.32 per diluted share, as compared to the previous guidance range of $0.42 to $0.46 per diluted share.  At the mid-point of the revised guidance range this represents an increase of 35% from the $0.23 per diluted share earned in the fourth quarter of the prior year.  The results for the fourth quarter of fiscal 2004 and fiscal 2003 include certain charges, which the

Company does not expect to incur in the future relating to its recent initial public offering, refinancing and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted net income available to common stockholders is estimated to increase from $16.9 million in the fourth quarter of fiscal 2003 to a range of $17.0 million to $18.1 million in the fourth quarter of fiscal 2004.  This compares to the previous guidance range of $23.8 million to $26.0 million.  Adjusted diluted earnings per share for the fourth quarter is estimated in the range of $0.30 to $0.32 per diluted share, as compared to the previous guidance range of $0.42 to $0.46 per diluted share.  At the mid-point of the revised guidance range this represents an increase of 3% from the $0.30 per diluted share earned in the fourth quarter of the prior year.   Exhibit (1) at the end of this release reconciles net income for the fourth quarter of fiscal 2004 and fiscal 2003 to non-GAAP adjusted net income for fiscal 2004 and fiscal 2003.

For fiscal 2004, the Company currently estimates net sales in the range of $1,037 million to $1,039 million, compared to its previous guidance of $1,056 million to $1,064 million and versus actual fiscal 2003 net sales of $961.8 million.  Net income available to common stockholders is estimated to be within a range of $16.2 million to $17.3 million in fiscal 2004, as compared to $16.7 million in the prior year.  This compares to the previous guidance range of $23.0 million to $26.0 million.  Diluted earnings per share is estimated in the range of $0.31 to $0.33 per diluted share, as compared to the previous guidance of $0.44 to $0.49 per diluted share.  At the mid-point of the revised guidance range this represents an increase of 3% from the $0.31 per diluted share earned in fiscal 2003.   Fiscal 2004 and fiscal 2003 results include certain charges, which the Company does not expect to incur in the future relating to its recent initial public offering, refinancings and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted net income available to common stockholders is estimated to increase from $26.9 million in fiscal 2003 to a range of $55.9 million to $57.0 million in fiscal 2004.  This compares to the  previous guidance range of $62.5 million to $65.5 million.  Adjusted diluted earnings per share is currently estimated in the range of $1.06 to $1.08 per diluted share, as compared to the previous guidance of $1.19 to $1.24 per diluted share.  At the mid-point of the revised guidance range this represents an increase of 114% from the $0.50 per diluted share earned in the prior year.   Exhibit (2) at the end of this release reconciles net income for fiscal 2004 and fiscal 2003 to non-GAAP adjusted net income for fiscal 2004 and fiscal 2003.

The Company is also making revisions to previously issued guidance for fiscal 2005.  For the fiscal 2005 year, the Company is currently estimating net sales in the range of $1,115 million to $1,135 million compared to its previous guidance of $1,135 million to $1,150 million.  Net income available to common stockholders is estimated at $67.5 million to $72.0 million, or $1.16 to $1.24 per diluted share.  This compares to the previous guidance range of $74.0 million to $78.0 million, or $1.27 to $1.34 per diluted share.  The mid-point of the revised guidance range for fiscal 2005 represents an increase in net income available to common stockholders of 24% from the mid-point of the non-GAAP revised range for fiscal 2004.  The Company expects diluted shares outstanding to approximate 58.1 million in fiscal 2005.

Conference Call Information

The Company also notes that it is changing its previously announced pre-recorded sales call to a live conference call to discuss December sales results and the revised guidance.  This conference call is scheduled for tomorrow, Thursday, January 6, 2005 at 8:30 AM Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (800) 811-7286 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until January 13, 2005 and can be accessed by dialing (888) 203-1112 and entering code 305644.

The Company also announced that it plans to conduct a conference call late in March to discuss actual fourth quarter and fiscal 2004 results.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) the effects of government regulation; (xvii) the control of our company by our sponsors and (xviii) other risks and uncertainties as described in our documents filed with the SEC, including our Registration Statement on Form S-1.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 490 retail stores in 44 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc. and Subsidiaries

Unaudited Non-GAAP Condensed Consolidated Statement of Operations

(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings per share guidance in this release for the three months ended January 29, 2005 and for the full fiscal year 2004, in addition to providing financial results in accordance with GAAP.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating income, net earnings and earnings per diluted share after excluding the effects of transactions which resulted from the Company’s recent initial public offering, refinancings and terminated advisory services agreement.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company’s actual results for the three months ended January 29, 2005 and the full fiscal years 2004 and 2003 are as follows:

Exhibit (1)

New York & Company, Inc. and Subsidiaries
A Non-GAAP Financial Measure

	Three months ended
	January 29, 2005		January 31, 2004
	Guidance Range
(Amounts in thousands, except per share amounts)	Low	High	Actual
GAAP net income available to common stockholders	$16,803	$17,907	$13,266
Non recurring charges:
Advisory services fees(a)	285	285	1,167
Accrued dividends — redeemable preferred stock	—	—	2,206
Loss on modification and extinguishment of debt	—	—	1,194
Sub total	285	285	4,567
Provision for income taxes(b)	117	117	963
Net earnings effect	168	168	3,604
Adjusted net income available to common stockholders	$16,971	$18,075	$16,870
Diluted earnings per share:	$0.30	$0.32	$0.30
Weighted average shares outstanding:
Diluted	56,654	56,654	56,584

(a)                                  Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement ended upon completion of the initial public offering.

(b)                                 Represents the tax effect of the non-recurring items. The accrued dividends — redeemable preferred stock are a permanent difference for income tax purposes.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
A Non-GAAP Financial Measure

	Twelve months ended
	January 29, 2005		January 31, 2004
	Guidance Range
(Amounts in thousands, except per share amounts)	Low	High	Actual
GAAP net income available to common stockholders	$16,230	$17,335	$16,663
Non recurring charges:
Advisory services fees(a)	6,373	6,373	1,940
Stock-based non-cash compensation relating to options granted to executives in May 2004	4,340	4,340	—
Accrued dividends — redeemable preferred stock	2,703	2,703	8,363
Loss on modification and extinguishment of debt	2,034	2,034	1,194
Loss on derivative instrument (LFAS, Inc. warrant)(b)	29,398	29,398	—
Sub total	44,848	44,848	11,497
Provision for income taxes(c)	5,226	5,226	1,279
Net earnings effect	39,622	39,622	10,218
Adjusted net income available to common stockholders	$55,852	$56,957	$26,881
Diluted earnings per share:	$1.06	$1.08	$0.50
Weighted average shares outstanding:
Diluted	52,723	52,723	53,792

(a)                                  Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement ended upon completion of the initial public offering.

(b)                                 Represents the market-to-market on a one-time obligation to Limited Brands, Inc for the repurchase of a common stock purchase warrant. The final cost was established at the completion of the initial public offering and the Company paid Limited Brands, Inc. $45.7 million to settle the obligation.

(c)                                  Represents the tax effect of the non-recurring items. The loss on derivative instrument and accrued dividends — redeemable preferred stock are permanent differences for income tax purposes.